EXHIBIT 21

SUBSIDIARIES OF THE REGISTRANT

Parent Company	Subsidiary Company	Jurisdiction of Incorporation

Portec Rail Products, Inc.	Portec, Rail Products Ltd.	Canada

Portec Rail Products, Inc.	Portec Rail Products (UK) Ltd.	United Kingdom

Portec Rail Products (UK) Ltd.	Torvale Fisher 2000 Ltd.	United Kingdom

Portec Rail Products (UK) Ltd.	Torvale Fisher Ltd.	United Kingdom

Portec Rail Products (UK) Ltd.	Whitehough Engineering Ltd.	United Kingdom

Portec Rail Products (UK) Ltd.	Conveyors International Ltd.	United Kingdom